Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-274706) and related Prospectus of Senstar Technologies Corporation for the registration of common shares of Senstar Technologies Corporation and to the incorporation by reference therein of our report dated April 20, 2023, with respect to the consolidated financial statements of Senstar Technologies Ltd. (Formerly: Magal Security Systems Ltd.) included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
November 14, 2023	A Member of Ernst & Young Global